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                                                                   EXHIBIT 10.13

                              EMPLOYMENT AGREEMENT

     Agreement made as of October 12, 1996 (the "Effective Date"), between Cell Pathways, Inc. with its principal office at 1300 So. Potomac Street, Suite 110, Aurora, CO 80012 (the "Company") and Robert J. Towarnicki whose principal address is 19 East Kincaid Drive, Cranbury, NJ 08512 (the "Executive").

                                  Witnesseth

     Whereas, the Company desires to induce the Executive to join the Company as its Chief Executive Officer and as a member of the Board of Directors, subject to the terms herein provided; and

     Whereas, Executive desires to accept such employment with the Company upon and subject to the terms herein provided.

     Now, Therefore, in consideration of the premises and the mutual agreements and undertakings herein set forth, the parties hereto covenant and agree as follows:

     Section 1. Compensation. The Company will pay Executive for his services during the term of his employment hereunder at an initial annual rate of One Hundred Seventy Five Thousand Dollars ($175,000) payable in accordance with normal Company practice, but in any event not less often than monthly, subject only to such payroll and withholding deductions as are required by law. The Company and Executive may mutually agree from time to time to change such annual rate of compensation. Executive shall be eligible to receive a bonus not to exceed Twenty Five Thousand Dollars ($25,000) for the calendar year 1996 and Thirty Five Thousand Dollars ($35,000) for each subsequent calendar year. Such bonus shall be granted upon the successful completion of objectives to be mutually agreed upon between the Executive and the Company's Board of Directors and will be payable with 30 days of the end of each calendar year.

     Section 2. Term. This Agreement shall continue until December 31, 1997 but shall automatically renew for additional one year terms unless either party provides notice to the other of its intention not to renew prior to 4 months before the end of the each term.

     Section 3. Office and Duties. Executive shall have the usual duties of Chief Executive Officer and will report to the Company's Board of Directors. Executive covenants and agrees that during the term of this agreement he will devote all of his working time, attention and efforts to the performance of his duties hereunder and will not engage in any other employment or business activities without the approval of the Company's Board of Directors.

     Section 4. Expenses. Executive shall be entitled to reimbursement for business expenses incurred by him in connection with the performance of his duties hereunder upon receipt of vouchers therefore in accordance with such procedures as the Company has heretofore or may hereafter establish.

                                      1.
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     Section 5.  Relocation Expenses. Executive shall be entitled to reimbursement for actual out-of-pocket expenses in connection with the relocation of the Executive and his family provided that such expenses shall not exceed $25,000.

     Section 6. Vacation During Employment. Executive shall be entitled to such reasonable vacation as may be allowed by the Company in accordance with general practices the Company has heretofore or may hereafter establish, but in any event not less than three (3) weeks during each twelve (12) month period. Unused vacation will accrue to the benefit of the Executive but in no case shall exceed Eight (8) weeks.

     Section 7. Additional Benefits. To the extent he is otherwise eligible, Executive and his qualified dependents shall be entitled to participate in all group insurance programs, retirement plans, profit sharing plans or other fringe benefit plans which the Company in its sole and absolute discretion makes available generally to its employees, provided, however, nothing herein shall require the Company to establish or maintain any such program or plan.

     Section 8. Equity Ownership. Upon the execution of this agreement, the Executive shall be granted options to purchase 175,000 shares of common stock at $.50 per share. The options will be subject to a 48 month vesting schedule with 25% of such options one year from the Effective Date and the remaining 75% vesting monthly during the next 36 months. Notwithstanding the foregoing, any unvested options shall become fully vested in the event the Company receives at least $10.00 per share as the result of 1) a merger or consolidation of the Company, or 2) the sale of all substantially all of the assets of the Company.

     Section 9. Severance Pay. In the event that the employment of the Executive is terminated by the Company pursuant to Section 10(c), the Company shall continue to pay Executive compensation in accordance with the provisions of Section 1 at the then established annual rate for a period of six(6) months from the effective date of such termination.

     Section 10. Termination of Employment. Notwithstanding any other provision of this Agreement:

          (a) Death. Executive's employment shall terminate immediately in the event of Executive death during the term of his employment, in which event this Agreement shall terminate without further obligation to the Executive's legal representative under this Agreement other than those obligations accrued hereunder as of the date of his death.

          (b) Disability. The Company may terminate this Agreement after having established the Executive's Disability, by giving the Executive written notice of its intention to terminate his employment. For purposes of this Agreement, the term "Disability" shall mean an injury or illness which prevents the Executive from substantially performing the duties and responsibilities of Chief Executive Officer for a period of 120 days.

          (c) Involuntary Termination. Upon 90 days notice and with the majority vote of the Board of Directors (excluding the Executive), the Company may terminate the Executive's Employment at any time during the term of this Agreement. In the event that the

                                      2.
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Employment of the Executive is terminated by the Company, the Company shall continue to pay Executive compensation in accordance with the provisions of
Section 9. In addition, if the number of vested shares owned by the Executive at the time of termination is less than 87,500, additional shares shall immediately vest such that the Executive's total number of vested shares at the time of termination shall not be less than 87,500. Any remaining unvested shares shall be canceled.

          (d) Voluntary Termination. The Executive may voluntarily terminate his employment at any time, in which event he shall receive no severance pay other than accrued salary, vacation and any other such compensation, if any, which applicable generally requires to be paid to terminating employees. In addition, the vesting of stock options shall cease as of the date of termination.

          (e) For Cause. The Company may terminate the Executive for Cause. If terminated for Cause, the Company shall pay Executive his base salary through the date of termination. In addition, the vesting of stock options shall cease as of the date of termination and the Company shall have no further obligations to the Executive. The term "Cause" shall mean 1) acts of dishonesty which materially harm the Company, 2) repeated violations of Company policies, or 3) failure to perform his duties following a written warning from the Board of Directors.

     Section 11. Confidentiality and Non-Competition Agreement. Concurrently with the execution hereof, Executive shall execute and deliver a Non-Competition, Confidentiality, and Invention Assignment Agreement.

     Section 12. No Conflict. Executive represents and warrants to the Company that he is not now under any obligations to any person, firm or corporation, and has no other interest which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair, in any way, the performance by him of any of the covenants or his duties in his said employment. The Effective Date of this Agreement shall, if necessary, be deemed the first date following termination of the Executive's current employment.

     Section 13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the State of Pennsylvania.

     Section 14. Termination of Prior Agreement. This Agreement shall replace any and all prior employment Agreements between the Executive and the Company.

     Section 15. Approval by the Board of Directors. This Agreement must be approved by the Board of Directors of the Company prior to its becoming effective.

                                      3.
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     In Witness Whereof, the parties have executed or caused to be executed this
Agreement as of the date first above written.

Executive                           Cell Pathways, Inc.


/s/ Robert J. Towarnicki            By:  /s/ William A. Boeger
---------------------------             ---------------------------
Robert J. Towarnicki                    William A. Boeger, Chairman
                                        of the Board of Directors

                                      4.